EXHIBIT 99.1


RICK'S CABARET ACQUIRES ADULT NIGHTCLUB IN SOUTH HOUSTON, TEXAS

HOUSTON - (MAY 9, 2006) -- RICK'S CABARET INTERNATIONAL, INC., (NASDAQ: RICK), operator of gentlemen's clubs nationwide, has acquired an adult nightclub in South Houston, Texas, formerly known as DREAMERS CABARET & SPORTS BAR located at (802 Houston Blvd.). The club in the Houston suburb has been converted to an XTC CABARET.

"This is a strategic acquisition for us. We secure a very solid venue in the South Houston market and will also be able to realize significant savings through economies of scale since we already operate four other clubs in the Houston area," said ERIC LANGAN, President and CEO of Rick's Cabaret. "The club requires little start-up investment to convert to our format and we expect the new location will be immediately accretive to our earnings." As an XTC Cabaret the club will feature exotic dancing and entertainment, but without the upscale atmosphere and steakhouse restaurant service that characterize the company's flagship Rick's Cabaret clubs.

The South Houston nightclub, the company's fourth to operate under the XTC Cabaret brand, is located about two miles east of WILLIAM P. HOBBY AIRPORT (HOU) and near the busy I-45 SOUTH interstate highway.

Earlier this week Rick's Cabaret announced that it had converted a nightclub complex in Houston near Hobby Airport into RICK'S SPORTS CABARET, offering upscale topless entertainment in a sports-bar setting. In March of this year Rick's had contracted to purchase the 99,085-square foot building, which formerly housed the company's XTC Cabaret and a Hummer's Sports Bar.


ABOUT RICK'S CABARET
Rick's Cabaret International, Inc. (NASDAQ: RICK, www.ricks.com) operates upscale adult nightclubs serving primarily businessmen and professionals that offer live adult entertainment, restaurant and bar operations. The company owns, operates or licenses adult nightclubs in New York City, New Orleans, Houston, Minneapolis and other cities under the names "Rick's Cabaret," "XTC Cabaret" and "Club Onyx." Sexual contact is not permitted at any of these locations. Rick's Cabaret also owns the adult Internet membership Web site, www.couplestouch.com, which serves the "swingers" market, and a network of online adult auction sites under the flagship URL www.naughtybids.com. Rick's Cabaret common stock is traded on the NASDAQ SmallCap market under the symbol RICK. For further information contact ir@ricks.com or visit www.ricks.com.

FORWARD-LOOKING STATEMENTS:

This document contains forward-looking statements that involve a number of risks and uncertainties that could cause the company's actual results to differ materially from those indicated in this document, including the risks and uncertainties associated with operating and managing an adult business, the business climates in New York City and elsewhere, the success or lack thereof in launching and building the company's businesses in New York City and elsewhere, risks and uncertainties related to the operational and financial results of our Web sites, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. Rick's has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances. For further information about the company go to www.ricks.com.

CONTACT FOR FURTHER INFORMATION:     ALLAN PRIAULX, 212-338-0050, IR@RICKS.COM